Exhibit 99.1


     Gary Dunton Named MBIA CEO; Jay Brown Continues as Executive Chairman;
           Neil Budnick Promoted to President of MBIA Insurance Corp.

    ARMONK, N.Y.--(BUSINESS WIRE)--May 6, 2004--As announced in its succession plan in March, the Board of Directors of MBIA Inc. (NYSE:MBI) named Gary C. Dunton as chief executive officer, effective at the Company's Annual Shareholder Meeting today. Formerly president of MBIA, Mr. Dunton succeeds Jay Brown, who will continue as executive chairman through 2007.
    Neil G. Budnick, who was chief financial officer, was named president of MBIA Insurance Corporation, responsible for the Company's global public and structured finance businesses.
    "The legacy of Jay's leadership is the vibrant, dynamic company that MBIA is today - a company that is well positioned to take advantage of opportunities ahead," said Mr. Dunton. "With Jay at the helm, we strengthened every aspect of our operations from the foundation up, including our balance sheet, pricing, risk management, loss reserving and our human resources programs, all while building value for our shareholders."
    "I look forward to continuing my partnership with Jay," Mr. Dunton continued, "and with Neil, whose understanding of the business, coupled with his financial expertise, make him the best choice to extend MBIA's franchise into the global marketplace."
    Before being named president and a director of MBIA Inc. in 1999, Mr. Dunton was president of MBIA Insurance Corporation's Public Finance Division and chief investment officer. Previously, he was president of the Family and Business Insurance Group of USF&G Insurance. Mr. Dunton also spent 12 years with Aetna Life and Casualty, where he participated in the establishment of MBIA in its present form.
    Mr. Budnick has been CFO since 1999. Before taking that assignment, he served as president of MBIA's Public Finance Division. From 1993 to 1996, Mr. Budnick was assistant to the chairman. He joined MBIA in 1984 from Standard & Poor's Corporation.
    At the company's Annual Shareholders Meeting, all nominees for the Board of Directors standing for election were confirmed, and PricewaterhouseCoopers was reappointed independent auditors for 2004.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Michael Ballinger, 914/765 3893